                                                                    EXHIBIT 3.41


                            ARTICLES OF INCORPORATION

                                       OF

                               RDI RESOURCES, INC.

         The undersigned, being an individual, does hereby act as an incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation for profit, under the laws of the State of Florida, pursuant to Chapter 607 of the Florida Statutes, and hereby certifies the following:

                                   ARTICLE ONE
                                   -----------

         The name of the corporation shall be RDI Resources, Inc.

                                   ARTICLE TWO
                                   -----------

         The principal place of business and mailing address of the corporation is 12995 Cleveland Avenue, Suite 164, Fort Myers, Florida 33907.

                                  ARTICLE THREE
                                  -------------

         The number of shares that the corporation is authorized to issue is Ten Thousand (10,000) shares, all of which shall have a par value of One Dollar ($1.00) per share. All shares of the corporation shall be of the same class and shall be common shares.

                                  ARTICLE FOUR
                                  ------------

         The name of the initial registered agent of the corporation shall be Kenn R. Keim. The street address of the initial registered office of the corporation in the State of Florida is 12995 Cleveland Avenue, Suite 164, Fort Myers, Florida 33907. The written acceptance of the said initial registered agent, as required by Section 607.0501(3) of the Florida Business

Corporation Act, is set forth following the signature of the incorporator and is made a part of these Articles of Incorporation.

                                  ARTICLE FIVE
                                  ------------

         The name and address of the incorporator to these Articles of Incorporation is Kenn R. Keim, 12995 Cleveland Avenue, Suite 164, Fort Myers, Florida 33907.

                                   ARTICLE SIX
                                   -----------

         Each share of stock of the corporation shall entitle the holder thereof to a preemptive right, for a period of thirty (30) days, to subscribe for, purchase, or otherwise acquire any shares of the same class of the corporation or any equity and/or voting rights of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of the same class of the corporation or of equity and/or voting shares of any class of the corporation or for the purchase of any shares, bonds, securities or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase or otherwise acquire unissued shares of the same class of the corporation or equity and/or voting shares of any class of the corporation, whether now or hereafter authorized or created, and whether any proposed issue, reissue, or grant is for cash, property or other lawful consideration; and after the expiration of said thirty (30) days, any and all of such shares, rights, options, bonds, securities or obligations of the corporation may be issued, reissued, or granted by the Board of Directors, as the case may be, to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine. As used herein, the terms "equity shares" and

"voting shares" shall mean, respectively, shares which confer unlimited dividend rights and shares which confer unlimited voting rights in the election of one
(1) or more directors.

                                  ARTICLE SEVEN
                                  -------------

         The corporation is organized for the purpose of carrying on any lawful business for pecuniary gain and profit and may do all things necessary and proper for the accomplishment of these purposes and may buy, own, design, manufacture, distribute, lease, finance, sell, or otherwise dispose of, deal in or with any types of property, real and personal, and in doing so may act as principal or agent, as member of a partnership or joint venture or as licensor or licensee, upon commission or otherwise. The corporation may enter into any lawful business from time to time without limitation. The corporation shall have all of the general powers granted to corporations organized under the Florida Business Corporation Act, whether granted by specific statutory authority or by construction of law.

                                  ARTICLE EIGHT
                                  -------------

         The duration of the corporation shall be perpetual.

                                  ARTICLE NINE
                                  ------------

         The corporation shall, to the fullest extent permitted by the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all expenses, liabilities or other matters referred to or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, vote or shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as the sole incorporator of the corporation on this 10th day of July, 1993.

                                            By: /s/ Kenn R. Keim
                                                --------------------------------
                                                Kenn R. Keim, Incorporator

         HAVING BEEN NAMED AS REGISTERED AGENT AND TO ACCEPT SERVICE OF PROCESS FOR THE ABOVE-STATED CORPORATION AT THE PLACE DESIGNATED IN THESE ARTICLES OF INCORPORATION, I HEREBY ACCEPT THE APPOINTMENT AS REGISTERED AGENT AND AGREE TO ACT IN THIS CAPACITY. I FURTHER AGREE TO COMPLY WITH THE PROVISIONS OF ALL STATUTES RELATING TO THE PROPER AND COMPLETE PERFORMANCE OF MY DUTIES, AND I AM FAMILIAR WITH AND ACCEPT THE OBLIGATIONS OF MY POSITION AS REGISTERED AGENT.

         This 10th day of July, 1993.

                                            By: /s/ Kenn R. Keim
                                                --------------------------------
                                                Kenn R. Keim, Incorporator